Exhibit 99.1

FOR IMMEDIATE RELEASE

Discover Financial Services Appoints Michael G. Rhodes Chief Executive Officer and President

Rhodes Brings More than 25 Years of Consumer Banking, Financial, and Technology

Leadership to the Role

Riverwoods, IL, December 11, 2023 – Discover Financial Services (NYSE: DFS) today announced that the Company’s Board of Directors (the “Board”) has appointed Michael G. Rhodes Chief Executive Officer and President, effective on or before March 6, 2024, at which time he will be appointed to the Company’s Board of Directors. He will also serve as President of Discover Bank and will be appointed to the Discover Bank Board of Directors, effective the same date.

John Owen, who has been serving as interim Chief Executive Officer and President of the Company and interim President of Discover Bank since August 14, 2023, will continue in this capacity until Mr. Rhodes officially joins Discover, after which Mr. Owen will continue to serve as a member of the Company’s Board of Directors and the Discover Bank Board of Directors.

Mr. Rhodes is an accomplished financial industry executive bringing more than 25 years of experience to Discover. He most recently was the Group Head, Canadian Personal Banking at TD Bank Group. In that role Mr. Rhodes was responsible for a retail product division that served customers through a network of more than 1,000 branches, telephone support, and award-winning online and mobile capabilities. Since joining TD in 2011 to lead the North American Credit Card and Merchant Services business, Mr. Rhodes has also served as the Group Head, Innovation, Technology and Shared Services from 2017 to 2021. He brings deep expertise in the financial services industry and his prior roles include senior leadership positions at Bank of America and MBNA America Bank.

Tom Maheras, Chair of the Board, said, “Michael’s appointment follows a comprehensive search process to identify the right leader to help the Company deliver on its strategic and financial goals. He is an experienced executive and proven leader who has worked in a variety of roles within the payments and banking industry around the globe and has a track record of successfully leading sophisticated financial services operations. I am confident that under his leadership, Discover will be able to reach its full potential and take care of its customers at the highest industry levels while continuing to advance its commitments to enhancing compliance, risk management and corporate governance.”

Mr. Rhodes said, “I am honored to be joining Discover at such an important time for the Company and leading its 20,000 employees to deliver on their important mission of helping people achieve brighter financial futures. Throughout my career I’ve developed a clear understanding of what it takes to deliver a great customer experience at every touch point, and I am confident that with its strong foundation and employee-base, Discover is well-positioned to capitalize on the market opportunities ahead. I look forward to working with Tom and the management team and the rest of my colleagues, as Discover continues to advance its culture with a focus on compliance and serving customers while driving sustainable long-term financial performance.”

Mr. Maheras concluded, “On behalf of the entire Board, I would also like to thank John for his leadership as we conducted our search for a permanent CEO. The Board and I look forward to continuing to benefit from John’s experience and insights as a member of our Board.”

About Michael Rhodes

Mr. Michael Rhodes joins Discover from TD Bank Group, where he served as Group Head for Canadian Personal Banking, the largest retail bank in Canada serving more than 13 million customers. Prior to that position Mr. Rhodes served as TD Bank’s Group Head, Innovation, Technology and Shared Services from 2017 to 2021 and previously served as Head of the Consumer Bank and Wealth Management at TD Bank, America’s Most Convenient Bank®, where he helped drive industry leading growth, achieving several JD Power wins for Customer Experience, and substantially improving employee engagement. Mr. Rhodes joined TD in 2011 to lead the North American Credit Card and Merchant Services business.

Mr. Rhodes’ experience also includes stints in leadership roles at both Bank of America and MBNA America Bank. He has worked in Canada, the United States, the United Kingdom, Spain, and Ireland in a variety of roles within payments and banking, including CEO of a portfolio company backed by a top-tier private equity fund, GTCR; CEO of MBNA Europe Bank Limited; and Chief Marketing Officer of MBNA America Bank. Mr. Rhodes earned his Master of Business Administration from the Wharton School at the University of Pennsylvania and holds a Bachelor of Science in engineering from Duke University.

Michael is active in supporting several important social causes and currently serves on the Board of Trustees of Duke University. Prior community boards include the United Way of Delaware, the Boys and Girls Club, the Thurgood Marshall Scholarship Fund, Christiana Care Health Systems, the Delaware Symphony Orchestra, and Winterthur Garden Museum and Library.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Investor Contact:

Eric Wasserstrom

Investor Relations

224-405-4555

investorrelations@discover.com

Media Contact:

Leslie Sutton

Corporate Communications

224-405-1747

lesliesutton@discover.com